Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Raining Data Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-140919, 333-75202, 333-50996, 333-33672, 333-64027, 333-38449, 33-81008, 33-65538, 33-46166 and 33-32677) on Form S-8 of Raining Data Corporation of our report dated June 29, 2007 with respect to the consolidated balance sheets of Raining Data Corporation as of March 31, 2007 and 2006, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive loss for each of the years in the three-year period ended March 31, 2007, which report appears in the March 31, 2007, annual report on Form 10-KSB of Raining Data Corporation.

The audit report refers to the Company’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and a change in the Company’s method of quantifying errors.

/s/ KPMG LLP
Costa Mesa, California
June 29, 2007